Exhibit 10.1

Private and Confidential
This Agreement is dated for reference as of October 15, 2013.
To:    Tara Poseley
Dear Tara:
Re:    Executive Employment Agreement
This Agreement contains the terms and conditions of our offer of employment in the position of Executive Vice President, Chief Product Officer. This Agreement will take effect as of the Effective Date and will continue until terminated in accordance with its terms.
If you accept employment on the terms and conditions set out below, please execute this Agreement where indicated.
ARTICLE 1 - INTERPRETATION

1.01	Definitions
In this Agreement, unless something in the subject matter or context is inconsistent therewith:
“Affiliate” has the meaning attributed to such term in the Canada Business Corporations Act and includes each direct and indirect subsidiary of the Company and any other entities, including joint ventures and franchises, in which the Company has an interest.
“Agreement” means this agreement, including its recitals and schedules, as amended from time to time in accordance with Section 6.05.
“Approvals” means collectively, a Canadian work permit and all other necessary authorizations and approvals for the Executive to work in Canada.
“Base Salary” has the meaning attributed to such term in Section 3.01.
“Board” means the board of directors of the Company in office from time to time.
“Bonus Plan” means the Company's Executive Bonus Plan as amended by the Company from time to time.
“Cause” means (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to the Executive’s obligations or otherwise relating to the business of Company; (b) any acts or conduct by the Executive that are materially adverse to the Company’s interests; (c) the Executive’s material breach of this Agreement; (d) the Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts the Executive’s ability to effectively perform the Executive’s duties hereunder; (e) the Executive’s willful neglect of duties; (f) the Executive’s breach of the warranties and affirmations set forth in this Agreement or, (g) while employed in Canada, Cause shall have the usual meaning of just cause under the common law. In the event of any of the foregoing, the Executive will have fifteen (15) days from receipt of notice from the Company to cure the issue, if curable, and failure to timely effect such cure shall entitle the Company to terminate the Executive's employment for Cause.
“Company” means lululemon athletica inc., a Delaware corporation.
“Compensation Committee” means the compensation committee of the Board.
“Effective Date” of this Agreement means November 11, 2013, unless Executive elects to start on an earlier date.
“Executive” means Tara Poseley.
“Plan” means the Company’s 2007 Equity Incentive Plan.
“Relocation” has the meaning attributed to such term in Section 2.03(2).
“Restrictive Covenant Agreement” has the meaning attributed to such term in Section 4.05.
“Termination Date” has the meaning attributed to such term in Section 5.01.
ARTICLE 2 - EMPLOYMENT

2.01	Employment
(1)    Subject to the terms and conditions of this Agreement, the Company will, commencing on the Effective Date, employ the Executive in the position of Executive Vice‑President, Chief Product Officer, on the terms and conditions set out herein.
(2)    The Executive will report to the Chief Executive Officer (the “CEO”) of the Company.
(3)    The Executive will perform the duties and functions of an Executive Vice-President, Chief Product Officer of a corporation in a business and of a size similar to the Company and such other services and duties as may reasonably be assigned from time to time by the CEO, subject always to the control and direction of the CEO.

2.02	Term
The term of this Agreement and the Executive’s employment under this Agreement will commence on the Effective Date and will continue for an indefinite period, subject to termination in accordance with the terms of this Agreement. While employed by Company in the United States, Executive’s employment shall be at-will, subject to the provisions regarding termination set forth below, which means that Company recognizes the Executive’s right to terminate the relationship at any time and for any reason, and similarly, the Company reserves the right to alter, modify or terminate the relationship at any time with or without cause or advance notice.

2.03	Place of Employment/Affirmation for Approvals
(1)    Until the Relocation, the Executive will be based in San Francisco, California. During the Executive’s employment with the Company, both before and after the Relocation, Executive’s position shall require frequent travel to Company’s offices and retail stores, wherever located, as directed by the Company.
(2)    Within thirty (30) days after the Approvals are granted, the Executive will relocate her primary residence to Vancouver, B.C. (the “Relocation”) and will perform her work and services for the Company at the principal executive offices of the Company and the Executive will reside within a reasonable daily commuting distance of such offices.
(3)    The Executive warrants and affirms that there exist no circumstances with respect to her professional or personal history that would prevent the Executive from obtaining the Approvals. The Company agrees to pay all costs and expenses in connection with processing and obtaining the Approvals for the Executive, including, without limitation, reimbursing the Executive if the Executive has to travel to Canada or engage her own counsel as part of the process of obtaining the work permit.
ARTICLE 3 - REMUNERATION AND BENEFITS

3.01	Base Salary
The Company will pay the Executive a base salary (the “Base Salary”) in the amount of USD$600,000 per annum before the Relocation, or CAD $600,000 per annum after the Relocation. The Base Salary will be payable in accordance with the Company’s usual payroll practices and dates, and subject to deductions required by law or authorized by the Executive. The Executive will be eligible for an annual merit increase on or about March of each year, beginning in March 2014.

3.02	Bonus
(1)    The Executive will be eligible to receive an annual bonus pursuant to the terms and conditions of the Bonus Plan. The Executive’s bonus target under the Bonus Plan shall be 75% of Base Salary, provided the target bonus for 2013 shall be 75% of the Executive’s pro-rated Base Salary received in 2013.
(2)    In exchange for Executive accepting employment with the Company and remaining employed for a period of twelve (12) months (“Retention Period”), the Company agrees to provide the Executive with a retention bonus in the amount of USD $300,000 (“Retention Bonus”), less applicable tax and other withholdings. Within fifteen (15) days following the Effective Date of this Agreement, the Company will pay to the Executive the Retention Bonus in advance of the Executive actually having remained employed for the Retention Period. The Retention Bonus is an advance of wages that the Executive has not yet earned. Because the Company is advancing this unearned Retention Bonus to the Executive in anticipation of retaining the Executive’s services for at least twelve (12) months, in the event the Executive should voluntarily resign Executive’s employment with the Company or is terminated for Cause prior to completing the Retention Period, the Executive will reimburse the Company the Retention Bonus in full within 15 days of the date of such resignation or termination. Should the Company terminate the Executive's employment without Cause or due to the Executive's death or disability at any time prior to the Executive completing the Retention Period, or should the Executive terminate her employment for Good Reason (as defined below) during the Retention Period, then the Retention Bonus shall be considered earned in full on the date of such termination and it shall not be repaid or reimbursed by the Executive (or her estate) to the Company. For purposes of this Section 3.02(2) only, Executive will be deemed to have resigned for Good Reason if Executive voluntarily terminates Executive’s employment with Company within thirty (30) days after the occurrence of one or more of the following circumstances: (a) a material reduction in Executive’s Base Salary or (b) a material diminution of Executive’s duties so that Executive’s duties are no longer consistent with the position of a senior executive reporting directly to the CEO, without Executive’s prior written approval; provided, however, that Company has been provided with written notice of the circumstance and fifteen (15) days from receipt of written notice in which to cure such circumstance.

3.03	Onboarding Equity
(1)    Subject to the approval of the Compensation Committee, the Executive will be awarded a one-time grant of performance-based restricted stock units consisting of the right to receive on the settlement date 8,360 shares of the Company’s common stock (“PSUs”), in accordance with the Plan and pursuant to the Company’s applicable agreements, practices and policies on granting PSU awards, including the Company’s standard PSU award agreement. The PSUs will be subject to a three year performance period consisting of the Company’s 2013, 2014 and 2015 fiscal years based on the Company’s achievement of certain financial performance measures determined by the Compensation Committee. The PSUs will have a vesting date on or about the third anniversary of the effective grant date.
(2)    Subject to the approval of the Compensation Committee, the Executive will be awarded a one-time grant of stock options to purchase 17,570 shares of the Company’s common stock (“Options”) in accordance with the Plan and pursuant to the Company’s applicable agreements, practices and policies on granting stock options, including the Company’s standard stock option agreement. Such Options shall have a per share exercise price equal to the closing sale price of a share of the Company’s common stock as reported on the Nasdaq Global Select Market on the effective grant date. The Options will vest in equal instalments over four years (25% per year) on the anniversary of the effective grant date.

3.04	Incentives
As an employee of the Company, the Executive will be eligible for annual equity awards as determined by the Compensation Committee currently consisting of stock options and PSU awards, based on the Executive’s position.

3.05	Benefits
The Executive will be entitled to participate in all of the Company's benefit plans generally available to its senior executives from time to time, including and without limitation, health, disability and death, subject to and in accordance with the terms and conditions of the applicable plans, subject to any express limitations by this Agreement or unless a greater benefit is expressly provided to the Executive under this Agreement. The Executive further acknowledges that the Company may amend or terminate the benefit plans from time to time.

3.06	Plan documents and right to change
(1)    Some of the compensation and benefit plans and programs referred to in this Agreement are governed by insurance contracts and other plan or policy documents, which will in all cases govern.
(2)    The Company reserves the right to amend, change or terminate any or all of its plans, programs, policies and benefits at any time for any reason without notice to the Executive, including without limitation bonus, commission, benefit, or compensation plans and programs.

3.07	Vacation
The Executive will be entitled to accrue up to four (4) weeks paid vacation each year. Such vacation entitlement will be pro-rated for any part of a year. The Executive will take such vacation at times having regard to the best interests of the Company pursuant to the Company’s vacation policy. Except as may be required by applicable law, upon separation of employment, the Executive will not be paid out for any accrued but unused vacation and the Executive agrees that any unearned advanced vacation may be deducted from the Executive’s final pay should her employment with the Company end for any reason.

3.08	Relocation and Temporary Living Expenses
(1)    Contingent upon and following the Executive’s receipt of the Approvals, the Company will provide the Executive with the following:

(a)
Relocation services through a third party vendor as per the Company’s relocation policy. The Company will pay for the following items in connection with the Executive’s Relocation to Vancouver, B.C. (collectively the “Relocation Fees”):

(i)	the reasonable cost of travel for the Executive and her immediate family to Vancouver, Canada;

(ii)	the reasonable cost of transporting the Executive’s household goods and vehicles to Vancouver;

(iii)	One house hunting trip for the Executive’s family to Vancouver, as per the Company’s relocation policy;

(iv)	Two house hunting trips for the Executive and her spouse to Vancouver, as per the Company’s relocation policy; and

(b)
In addition, following the Relocation the Executive will receive a flex budget of up to CAD $10,000 (the “Flex Budget”) in accordance with the Company’s Flex Budget Policy for reasonable expenses relating to the relocation but not covered under items (1)(a)(i) and (ii). The Executive must submit receipts for reimbursement in order to use the Flex Budget. The Company will also remit up to 43.7% of the tax due to the Canada Revenue Agency (or comparable US Agency) on the relocation benefits in this Section 3.08 (the “Gross Up Amounts”) on behalf of the Executive.

(2)    If the Executive terminates her employment with the Company for other than Good Reason (as defined in Section 3.02(2)) or is terminated for Cause any time within one year following the Effective Date, the Executive agrees to repay to the Company the cost of the Relocation Fees, the Flex Budget and Gross Up Amounts. The Executive shall not be required to repay to the Company the cost of the Relocation Fees, the Flex Budget and Gross Up Amounts if the Company terminates the Executive's employment without Cause or due to the Executive's death or disability, or should the Executive terminate her employment for Good Reason (as defined in Section 3.02(2)).

3.09	Temporary Living Provision
(1)    The Company will provide the Executive with accommodation in a furnished one bedroom apartment in Vancouver (or in reasonable alternative accommodation), from the grant of the Approvals until Executive’s Relocation, provided the Relocation must be completed no later than thirty (30) days after the Approvals are granted.
(2)    During any time between Executive’s Relocation and the relocation of the Executive’s family to Vancouver, the Executive will be provided with reimbursement for up to two economy round trip flights for the Executive to travel from Vancouver to San Francisco, per calendar month, provided that Executive shall be required to relocate her family to Vancouver no later than July 1, 2014.

3.10	Tax Advice
The Company will pay for the services of an accountant chosen by the Company to assist with the Executive’s tax filing in Canada and the USA for the 2013 and 2014 tax filing years.

3.11	Expenses
Other than the relocation expenses specifically addressed in this Agreement, the Company will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by her in the course of the Executive’s employment with the Company, in accordance with the Company’s expense reimbursement policy in effect as at the date the Executive incurs any such expenses. The Executive will provide the Company with appropriate statements and receipts verifying such expenses as the Company may require.
ARTICLE 4 - EXECUTIVE’S COVENANTS

4.01	Full Time Service
The Executive will devote all of her time, attention and effort to the business and affairs of the Company, and will well and faithfully serve the Company and will use her best efforts to promote the interests of the Company and its Affiliates.

4.02	Duties and Responsibilities
The Executive will duly and diligently perform all of the duties assigned to her while in the employ of the Company provided such duties and responsibilities are consistent and commensurate with her position as Executive Vice-President, Chief Product Officer.

4.03	Policies, Rules and Regulations
The Executive will be bound by and will faithfully observe and abide by all of the policies, rules and regulations of the Company from time to time in force which are applicable to senior executives of the Company and which are brought to her notice or of which she should reasonably be aware, including but not limited to the Company’s Code of Business Conduct and Ethics and Integrity Line.

4.04	Conflict of Interest
The Executive will refrain from any situation that may create, seem to create, or be perceived to create a conflict between the Executive’s personal interest and the interests of the Company. If the Executive feels that she may have a conflict of interest or a potential conflict of interest, the Executive will disclose the situation to, and obtain approval from, the CEO.

4.05	Restrictive Covenants
Effective commencing on the Relocation, the Executive agrees to be bound by the terms and conditions of the Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) between the Company and the Executive, a copy of which is attached to this Agreement as Schedule A and is incorporated by reference and deemed to be a part of this Agreement.
ARTICLE 5 - TERMINATION

5.01	Termination by the Company
The Company may terminate the Executive’s employment with the Company at any time by giving notice in writing to the Executive and stipulating the last day of employment (the “Termination Date”).
5.02    Termination by the Executive
The Executive may terminate her employment with the Company at any time by giving the Company thirty (30) days’ notice in writing (the “Notice of Resignation Period”). The Company may waive such notice, in whole or in part, in which case the Executive shall only be entitled to (i) payment of the Executive’s Base Salary for the period from the effective date of the waiver of the Notice of Resignation Period to the end of the Notice of Resignation Period; (ii) continued group benefit coverage under Section 3.05, subject to and in accordance with the terms and conditions of the applicable plans, for the period ending the last day of the Notice of Resignation Period; (iii) the value of the pro-rated vacation leave with pay for that portion of the calendar year up to the end of the Notice of Resignation Period, and (iv) any payments or entitlements under the Bonus Plan that the Executive would otherwise receive during the Notice of Resignation Period.

5.03	Payments on Termination Without Cause, for Constructive Dismissal, or due to the Executive's Disability
(1)    If the Executive's employment with the Company is terminated by the Company without Cause, then the Executive will only be entitled to the following payments and benefits:

(a)
Accrued Compensation. The Company will pay the Executive her Base Salary accrued and unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time notice of termination is given by the Company.

(b)
Bonus Compensation. The Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of this Agreement or at law.

(c)
Notice or Pay in lieu/Severance. The Executive will be entitled to fifteen months’ notice or payment of Base Salary (at the rate in effect prior to the event of termination) in lieu, or a combination of notice and payment (“Severance Payment”). Any payment made pursuant to this Section 5.03(1)(c) shall be:

(i)	less any termination or severance pay paid pursuant to the Employment Standards Act, British Columbia,

(ii)	subject to regular and statutory withholdings,

(iii)	paid in equal instalments on the Company’s normal paydays beginning on the first regular payday occurring 60 days following the termination date, and

(iv)
for any payment above the minimum required under the Employment Standards Act (British Columbia), contingent upon the Executive compliance with all surviving provisions of this Agreement and the Executive’s execution of a full general release in a form acceptable to the Company, releasing all claims, known or unknown, that the Executive may have against the Company arising out of or any way related to the Executive’s employment or termination of employment with Company, and such release has become effective in accordance with its terms prior to the 60th day following the Termination Date.

(d)
Any amounts owing to the Executive pursuant to Section 5.03(1)(c) that are above the minimum required under the Employment Standards Act (British Columbia) are paid in consideration of Executive’s compliance with the Restrictive Covenant Agreement and, accordingly, shall be forfeited if the Executive fails to comply with the Restrictive Covenant Agreement.

(e)	Performance Share Units and Stock Options. The Executive’s rights regarding the PSU’s, the Options, and any other Performance Share Units or stock options from the Company will be governed by the terms of the Plan and the applicable Performance Share Unit agreements, stock option agreements, and policies.

(f)
Deductions. The Company may deduct from the amounts payable by it to the Executive or for her benefit pursuant to Section 5.03(1)(a), (b) or (c), any amounts owing to the Company by the Executive. Any deduction of an amount payable pursuant to this provision shall not occur until the amount is otherwise payable to the Executive.

(g)
Fair and Reasonable. The parties agree that the provisions of Section 5.03 are fair and reasonable and that the amounts payable by the Company to the Executive or for her benefit pursuant to Section 5.03 are reasonable.

(h)
No Other Payments or Benefits. The terms and conditions of this Section 5.03 and the amounts paid and the benefits provided to the Executive hereunder are in full satisfaction of any payments or benefits which the Executive may otherwise have been entitled to receive in relation to the termination of this Agreement and her employment hereunder pursuant to the common law and any applicable laws, including, without limitation, the British Columbia Employment Standards Act, the British Columbia Human Rights Code, or any of the Bonus Plan or the Company’s programs, policies, plans, contracts or agreements, whether written or verbal. Upon receipt of the payments and benefits described herein, the Executive will have no action, cause of action, claim or demand against the Company, the Company’s Affiliates or any other person arising out of or in relation to the Executive’s employment under this Agreement or the termination of this Agreement and the Executive’s employment hereunder, other than to enforce the terms of this Agreement and remedy any breach thereof by the Company.

(i)
No Mitigation. The Executive shall not be required to mitigate the amount of any payments provided for under Section 5.03 of this Agreement by seeking other employment nor shall any payment provided for in such Section be reduced by any compensation or remuneration and/or benefits earned by the Executive as a result of employment by another employer or the rendering of services after the date of termination.

5.04	Payments on Termination by Company for Cause
(1)    If the Executive’s employment with the Company is terminated by the Company for Cause, the Executive will only be entitled to receive the following compensation:

(a)
Accrued Base Salary. The Company will pay the Executive her Base Salary accrued but unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time the notice of termination is given.

(b)
Accrued Expenses. The Company will reimburse the Executive for any business expenses reasonably incurred by the Executive up to and including the Termination Date in accordance with the Company's normal expenses policy applicable to the Executive at that time.

(c)
Bonus Compensation. The Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of the Agreement.

(d)
Performance Share Units and Stock Options. The Executive’s rights regarding the PSUs, the Options, and any other Performance Share Units or stock options from the Company will be governed by the terms of the Plan and the applicable Performance Share Unit agreements, stock option agreements, and policies.

5.05	Fair and Reasonable
The Executive acknowledges and agrees that the payments and/or benefits pursuant to this Article 5 will be in full satisfaction of all terms or requirements regarding termination of the Executive’s employment, including without limitation common law notice of termination or compensation in lieu of such notice and compensation for length of service and any other entitlement pursuant to the British Columbia Employment Standards Act as amended from time to time. Except as expressly provided in this Article 5, the Executive will not be entitled to any termination payments, damages, or compensation whatsoever.

5.06	Return of Property
Upon termination of her employment with the Company, the Executive will deliver or cause to be delivered to the Company promptly all books, documents, money, securities or other property of the Company that are in the possession, charge, control or custody of the Executive.

5.07	No Termination Claims
Upon any termination of the Executive’s employment by the Company in compliance with this Agreement or upon any termination of the Executive’s employment by the Executive, the Executive will have no action, cause of action, claim or demand against the Company, its Affiliates, any related or associated corporations or any other person as a consequence of such termination.

5.08	Resignation as Director and Officer
Upon any termination of the Executive’s employment under this Agreement, the Executive will be deemed to have resigned as a director and officer of all Affiliates of the Company contemporaneously with the date of termination of the Executive’s employment for any reason and will immediately, on request of the Company, sign forms of resignation indicating her resignation as a director and officer of the Company and any Affiliates of the Company and of any other entities of which the Executive occupies similar positions as part of or in connection with the performance by the Executive of her duties under this Agreement, if applicable.

5.09	Provisions which Operate Following Termination
Notwithstanding any termination of the Executive’s employment under this Agreement for any reason whatsoever and with or without cause, all provisions of this Agreement necessary to give efficacy thereto, including without limitation the Restrictive Covenant Agreement, will continue in full force and effect following such termination.
ARTICLE 6 - MISCELLANEOUS

6.01	Application of Section 409A.
(1)    Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
(2)    The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.
(3)    Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(4)    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

6.02	Deductions
The Company will deduct all statutory deductions and any amounts authorized by the Executive from any amounts to be paid to the Executive under this Agreement.

6.03	Entire Agreement
This Agreement, including the Schedules to this Agreement, the Bonus Plan, the Plan, and the Restrictive Covenant Agreement, the Company’s standard stock option agreement and the Company’s standard PSU award agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement and any rights which the Executive may have by reason of any such prior agreements. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

6.04	Severability
If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

6.05	Amendments and Waivers
No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

6.06	Notices
Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail, or by electronic means of communication addressed to the recipient as follows:
To the Company:
lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, BC
V6J 1C7
Attention: Director of Legal
To the Executive:
Tara Poseley

or such other address, individual or electronic communication number as may be designated by notice given by either party to the other.

6.07	Governing Law/Venue
Before the Relocation, this Agreement will be governed by and construed in accordance with the laws of Delaware. After the Transition Date, this Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each party consents to the jurisdiction and venue of the courts in Vancouver, British Columbia, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement
Yours truly,
lululemon athletica inc.

By:	/s/ CHRISTINE DAY
Chief Executive Officer

SIGNED, SEALED AND DELIVERED in the presence of:

/s/ TARA POSELEY
Witness Signature		Tara Poseley